Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$590,000,000.00	$18,113.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $18,113.00 is offset against the registration fee due for this offering and of which $995,936.40 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134553

PRICING SUPPLEMENT NO. 367 dated August 27, 2007
to Prospectus Supplement dated May 30, 2006
and Prospectus dated May 30, 2006

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series I

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated May 30, 2006 (the “Prospectus Supplement”) (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:	52517P5D9

ISIN:	US52517P5D90

Specified Currency:	Principal:	U.S. Dollars
	Interest:	U.S. Dollars

Principal Amount:	$590,000,000

	Total	Per Note
Issue Price:	$590,000,000	100.00%
Agents’ Commission:	$885,000	0.15%
Proceeds to Lehman Brothers Holdings Inc.:	$589,115,000	99.85%

On the Issue Date, we may, without the consent of the holders of the Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:	Lehman Brothers

Agent’s Capacity:	☒ As principal	☐ As agent

☒ The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

☐ The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

Trade Date:	August 27, 2007

Issue Date:	August 30, 2007

Stated Maturity Date:	September 26, 2008

Date From Which Interest Accrues:	☒ Issue Date
☐ Other:

☐	Fixed Rate Note

Interest Rate per Annum:	%

☒	Floating Rate Note	☐	CD Rate
☐	Commercial Paper Rate
☐	Federal Funds (Effective) Rate
☐	Federal Funds (Open) Rate
☒	LIBOR Telerate (Reuters Screen LIBOR01 Page as the successor to LIBOR Telerate)
☐	LIBOR Reuters
☐	EURIBOR
☐	Treasury Rate:	Constant Maturity	☐ Yes ☐ No
☐	Prime Rate
☐	Eleventh District Cost of Funds Rate
☐	CMS Rate
☐	Other:

Index Maturity:	3 month (LIBOR shall be interpolated for the first interest payment to account for the longer first interest period)

Spread:	Plus 0.02%

Spread Multiplier:	Not applicable

Maximum Rate:		Not applicable

Minimum Rate:		Not applicable

Interest Payment Dates:		Quarterly on the 27th of each March, June, September and December, commencing on December 27, 2007

Interest Determination Dates:		Two London business days prior to the first day of the relevant interest period

Interest Reset Dates:		Each Interest Payment Date

Business Day Convention:		Modified Following

Adjusted:		☒ Yes ☐ No

Calculation Agent:		Citibank, N.A.

Optional Redemption:		Not applicable

Authorized Denominations:		$1,000 and whole multiples of $1,000

Form of Note:	☒ Book-entry only (global)	☐ Certificated

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the Notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the Prospectus Supplement.

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings Inc. has agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at a discount to such price. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.